Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 7, 2007 relating to our audit of the consolidated financial statements of Nuera Communications, Inc. as of December 31, 2006, and for the period July 6, 2006 through December 31, 2006, that are included in the Annual Report on Form 20-F of AudioCodes Ltd. for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on June 27, 2007, in the following Registration Statements of AudioCodes Ltd.:

1.
Registration Statement on Form S-8 (File No. 333-11894) pertaining to the AudioCodes Ltd. 1999 Key Employee Option Plan (F) and the AudioCodes Ltd. 1999 Key Employee Option Plan, Qualified Stock Option Plan-US Employees (F),

2.
Registration Statement on Form S-8 (File No. 333-13268) pertaining to the AudioCodes Ltd. 1999 Key Employee Option Plan (F), as amended, and the AudioCodes Ltd. 1999 Key Employee Option Plan, Qualified Stock Option Plan-US Employees (F),

3.
Registration Statement on Form S-8 (File No. 333-105473) pertaining to the AudioCodes Ltd. 1999 Key Employee Option Plan (F) and the AudioCodes Ltd. 1999 Key Employee Option Plan, Qualified Stock Option Plan-US Employees (F),

4.
Registration Statement on Form S-8 (File No. 333-13378) pertaining to the AudioCodes Ltd. 2001 Employee Stock Purchase Plan Global Non-U.S. and the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan,

5.
Registration Statement on Form S-8 (File No. 333-144823) pertaining to the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan, as amended, and the AudioCodes Ltd. 2001 Employee Stock Purchase Plan Global Non-U.S., as amended, and

6.	Registration Statement on Form S-8 (File No. 333-144825) pertaining to the AudioCodes Ltd. 2007 U.S. Employee Stock Purchase Plan.

/s/ SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON, LLP

SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON, LLP

San Diego, California
June 29, 2009